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                                                                   EXHIBIT 10.24


                     [C & K CAPITAL CORPORATION LETTERHEAD]



May 15, 1998


Mr. Todd Fuller
LEGACY BRANDS


FAX: (916) 782-4641


RE:  Bridge Loan


Dear Mr. Fuller:

Please hold this letter as an indication of the intent of C & K Capital Corporation to provide to Legacy Brands a bridge loan under the following terms and conditions:

-  Up to $500,000 will be invested in Legacy Brands under the following terms:

- The Loan will have a maturity of August 31, 1998 or five days after the effective date of an IPO and bear interest at a rate of 12% per annum.

- The Loan will have a loan "enhancement fee" payout of 25% or $125,000 if the full amount of the loan is taken down.

- Up to 100,000 warrants will be allocated to the lenders at the rate of 20% of the net amount of the bridge loan. The warrants will be exercisable at $6.00 per share, i.e. 20% above the offering price (to be adjusted should the offering price be adjusted).

- A due diligence fee of a maximum of $50,000 will be payable by Legacy. This fee may be reinvested as part of the $500,000 under the same terms at the option of C & K Capital Corporation.

If these general terms and conditions are acceptable, please contact me.

Sincerely,



/s/ ALEXANDER G. MONTANO
---------------------------
Alexander G. Montano
President
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                      [C&K CAPITAL CORPORATION LETTERHEAD]


June 2, 1998


Mr. Thomas E. Kees
Legacy Brands, Inc
2424 Professional Drive, Suite A
Roseville, CA 95661

RE: Bridge Loan

Dear Tom:

     This letter is to confirm our conversation to move forward on the bridge loan terms as stated in our May 15, 1998 term sheet. All of those terms will remain the same. In regards to our discussion about default, if Legacy is unable to repay the bridge loan upon maturity, we will require repayment within one year in four quarterly payments. Each payment will include 25% of the principal, 25% of the loan enhancement fee and all accrued interest to be payable on a quarterly basis beginning on September 1, 1998. In addition, the interest rate will adjust to 15% per annum beginning on September 1, 1998 and the Warrants associated with this loan will become exercisable at $1.00 per common share. Please let me know if you have any further questions about these default provisions.

     We are putting together the formal loan documents and expect initial funding Friday, June 5, 1998. I will inform you if there will be any delays. We will continue to phase funding as needed up to 500,000 over the next 45 days. Please keep me posted on your cash requirements so we can accommodate your needs.


Sincerely,





/s/ ALEXANDER G. MONTANO
---------------------------
Alexander G. Montano
President